UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2015

Quiksilver, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14229	33-0199426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA	92649
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(714) 889-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2015, Quiksilver, Inc. (the “Company”) and certain of its domestic and foreign subsidiaries entered into a second amendment (the “ABL Credit Agreement Amendment”) to the Company’s existing amended and restated credit agreement, originally dated as of May 24, 2013, with, among others, the lenders named therein and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer. The ABL Credit Agreement Amendment modified the definition of “Change of Control” to provide that where a majority of the members of the incumbent board approves new directors as a result of an actual or threatened proxy contest it will not qualify as a change of control.

The foregoing description of the ABL Credit Agreement Amendment is qualified in its entirety by reference to the ABL Credit Agreement Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Exhibit Title or Description

10.1	Second Amendment, dated as of June 18, 2015, to Amended and Restated Credit Agreement, dated as of May 24, 2013, by and among Quiksilver Inc., as a guarantor, QS Wholesale, Inc., as lead borrower, the other borrowers and guarantors party thereto, Bank of America, N.A., as administrative agent, and the lenders and other agents party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2015	Quiksilver, Inc. (Registrant)

	By:	/s/ Thomas Chambolle
Thomas Chambolle Chief Financial Officer

Index to Exhibits

Exhibit No.	Exhibit Title or Description

10.1	Second Amendment, dated as of June 18, 2015, to Amended and Restated Credit Agreement, dated as of May 24, 2013, by and among Quiksilver Inc., as a guarantor, QS Wholesale, Inc., as lead borrower, the other borrowers and guarantors party thereto, Bank of America, N.A., as administrative agent, and the lenders and other agents party thereto

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